                                                                     EXHIBIT 8.2




                                 July 17, 1998


Impac Hotel Group, Inc.
Two Live Oak Center
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326


     Re: Registration Statement on Form S-4 of Lodgian, Inc., containing the Joint Proxy Statement/Prospectus of Servico, Inc. ("Servico") and Impac Hotel Group, L.L.C. ("Impac") dated July 17, 1998 (the "Joint Proxy Statement/Prospectus")


Gentlemen:

         You have requested our opinion concerning certain of the federal income tax consequences of certain of the transactions described in the Joint Proxy Statement/Prospectus, specifically, the tax consequences of the "P-Burg Merger," the "Hazard Merger," the "Memphis Merger," the "Delk Merger," the "IHD Merger," the "IDC Merger," the "IHG Merger," and the "Impac Merger" (as those terms are defined in the Joint Proxy Statement/Prospectus). In connection with this opinion we have made certain assumptions and relied upon certain representations, including representations of the management of Servico, Impac, P-Burg, Hazard, Memphis, Delk, IHD, IDC and IHG (as those terms are defined in the Joint Proxy Statement/Prospectus) as to the facts upon which this opinion is based.

         Based upon the assumptions and the representations, we confirm our opinions as set forth in the Joint Proxy Statement/Prospectus under the headings "THE MERGER; Material Federal Income Tax Consequences."

         This opinion addresses only the effect under the federal income tax laws of the P-Burg Merger, the Hazard Merger, the Memphis Merger, the Delk Merger, the IHD Merger, the IDC Merger, the IHG Merger, and the Impac Merger, and we express no opinion with respect to the applicability thereto, or the effect thereon, or other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

         We hereby consent to the filing of this opinion as an exhibit to such Joint Proxy Statement/Prospectus and the reference to our firm and the above-mentioned opinion under the headings "Material Federal Income Tax Consequences" included in the Joint Proxy

Statement/Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             POWELL, GOLDSTEIN, FRAZER &
                                             MURPHY LLP